SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934*


                           American Homepatient, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    026649103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 23, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed

     |_|  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)


----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------
CUSIP No. 026649103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               JGD Management Corp.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 1,000,000 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             1,000,000 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,000,000 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.9%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 026649103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Credit Opportunities Fund, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 747,811 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                              747,811 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               747,811 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.4%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 026649103
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Global Value Partners, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 252,189 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                              252,189 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               252,189 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.5%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(a).     NAME OF ISSUER:
               --------------

               American Homepatient, Inc.


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

               5200 Maryland Way, Suite 400
               Brentwood, TN  37027-5018


ITEM 2.(a),    NAME OF PERSON FILING; ADDRESS
(b) AND (c)    OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
               -----------------------------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

     (i) JGD Management Corp. ("JGD"), a Delaware corporation, an affiliate of York Credit Opportunities Domestic Holdings, LLC ("York
          Credit Opportunities Domestic Holdings"), a New York limited liability company and York Global Value Holdings, LLC ("York Global Value Holdings"), a New York limited liability Company.

    (ii) York Credit Opportunities Fund, L.P. ("York Credit Opportunities"), a Delaware limited partnership.

   (iii) York Global Value Partners, L.P. ("York Global Value"), a Delaware limited partnership.

     York Credit Opportunities Domestic Holdings is the General Partner of York Credit Opportunities.

     York Global Value Holdings is the General Partner of York Global Value.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               ------------------------------------

     The address of each of JGD, York Credit Opportunities and York Global Value is:

          c/o York Capital Management
          390 Park Avenue
          New York, NY 10022

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

               Common Stock


ITEM 2(e).     CUSIP NUMBER:
               ------------

               026649103


ITEM 4.(a), (b) AND (c) OWNERSHIP.
               ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (i) JGD
         ---

          (a) Amount beneficially owned: 1,000,000 shares.

          (b) Percent of class: 5.9%.

          (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote 1,000,000 shares.

              (ii) Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 1,000,000 shares.

              (iv) Shared power to dispose or direct the disposition of -0-.


    (ii)  York Credit Opportunities
          -------------------------

          (a) Amount beneficially owned: 747,811 shares.

          (b) Percent of class: 4.4%.

          (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote 747,811 shares.

              (ii) Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 747,811 shares.

              (iv) Shared power to dispose or direct the disposition of -0-.

   (iii)  York Global Value
          -----------------

          (a) Amount beneficially owned: 252,189 shares.

          (b) Percent of class: 1.5%.

          (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote 252,189 shares.

              (ii) Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 252,189 shares.

              (iv) Shared power to dispose or direct the disposition of -0-.


     The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 17,047,390 Common Shares, outstanding on December 31, 2004, as set forth in the Company's Form 10-K for the fiscal year ended December 31, 2004.

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: April 4, 2005




                                         JGD Management Corp.

                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: April 4, 2005


                                         YORK CREDIT OPPORTUNITIES
                                         FUND, L.P.

                                         By: YORK CREDIT OPPORTUNITIES DOMESTIC
                                             HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: April 4, 2005


                                         YORK GLOBAL VALUE PARTNERS, L.P.

                                         By: YORK GLOBAL VALUE HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

                                                                       EXHIBIT A


                            AGREEMENT OF JOINT FILING
                            AMERICAN HOMEPATIENT, INC.
                                  COMMON STOCK


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

     WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 4th day of April, 2005.


JGD MANAGEMENT CORP.


/s/ Adam J. Semler
-------------------------------
Adam J. Semler
Chief Financial Officer


YORK CREDIT
  OPPORTUNITIES FUND, L.P.

By: YORK CREDIT OPPORTUNITIES
    DOMESTIC HOLDINGS, LLC


By: /s/ Adam J. Semler
    ---------------------------
    Adam J. Semler
    Chief Financial Officer


YORK GLOBAL VALUE PARTNERS, L.P.

By: YORK GLOBAL VALUE HOLDINGS, LLC


By: /s/ Adam J. Semler
    ---------------------------
    Adam J. Semler
    Chief Financial Officer